Exhibit 5

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

June 16, 2017

Biogen Inc.

225 Binney Street

Cambridge, MA 02142

Ladies and Gentlemen:

This letter is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 15,277,583 shares of common stock, $0.0005 par value per share (the “Shares”), of Biogen Inc., a Delaware corporation (the “Company”). The Shares are issuable under the Company’s 2017 Omnibus Equity Plan (the “Plan”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plan. We have examined such certificates, documents and records, and have made such investigation of fact and such examination of law, as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP